                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                         ALL OUTSTANDING COMMON SHARES

                                       OF

                           NATIONAL PROCESSING, INC.

                                       AT

                              $9.50 NET PER SHARE

                                       BY

                           NATIONAL CITY CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, JULY 26, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN A NUMBER OF COMMON SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE COMMON SHARES THEN OUTSTANDING AND NOT OWNED, BENEFICIALLY OR OF RECORD, BY NATIONAL CITY CORPORATION (OTHER THAN COMMON SHARES HELD BY AFFILIATES OF NATIONAL CITY CORPORATION IN TRUST ACCOUNTS, MANAGED ACCOUNTS OR IN ANY SIMILAR MANNER AS TRUSTEE OR IN A FIDUCIARY CAPACITY, OR ACQUIRED IN SATISFACTION OF DEBTS PREVIOUSLY CONTRACTED). THE OFFER IS ALSO SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON NATIONAL CITY CORPORATION'S OBTAINING FINANCING. SEE THE INTRODUCTION AND SECTIONS 1, 13 AND 14 OF THE OFFER TO PURCHASE.
                            ------------------------
                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.
                            ------------------------
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------
                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
June 28, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
INTRODUCTION................................................      1
SPECIAL FACTORS.............................................      2
THE OFFER...................................................      9
   1.  Terms of the Offer...................................      9
   2.  Acceptance for Payment and Payment...................     10
   3.  Procedures for Accepting the Offer and Tendering
       Shares...............................................     11
   4.  Withdrawal Rights....................................     13
   5.  Certain Tax Consequences.............................     14
   6.  Price Range of the Shares; Dividends.................     15
   7.  Possible Effects of the Offer on the Market for the
        Shares; NYSE Listing; Exchange Act Registration.....     15
   8.  Certain Information Concerning the Company...........     16
   9.  Certain Information Concerning Parent and the
       Purchaser............................................     20
  10.  The Merger; Plans for the Company....................     21
  11.  Source and Amount of Funds...........................     23
  12.  Dividends and Distributions..........................     23
  13.  Certain Conditions of the Offer......................     23
  14.  Certain Legal Matters; Required Regulatory
       Approvals............................................     26
  15.  Certain Fees and Expenses............................     29
  16.  Miscellaneous........................................     30
SCHEDULE I
  Directors and Executive Officers of the Purchaser.........  S-I-1

TO: ALL HOLDERS OF COMMON SHARES OF NATIONAL PROCESSING, INC.:

                                  INTRODUCTION

     National City Corporation, a Delaware corporation (the "Purchaser"), hereby offers to purchase all outstanding common shares, no par value (the "Shares"), of National Processing, Inc., an Ohio corporation (the "Company"), at a purchase price of $9.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, and with any amendments or supplements hereto or thereto, constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of National City Bank, as Depositary (the "Depositary"), Corporate Investor Communications, Inc., as Information Agent (the "Information Agent") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is acting as Dealer Manager (the "Dealer Manager" or "Merrill Lynch"), in connection with the Offer. See
Section 15.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF SHARES THEN OUTSTANDING AND NOT OWNED, BENEFICIALLY OR OF RECORD, BY THE PURCHASER (OTHER THAN SHARES HELD BY AFFILIATES OF THE PURCHASER IN TRUST ACCOUNTS, MANAGED ACCOUNTS OR IN ANY SIMILAR MANNER AS TRUSTEE OR IN A FIDUCIARY CAPACITY, OR ACQUIRED IN SATISFACTION OF DEBTS PREVIOUSLY CONTRACTED ("TRUST SHARES")) (THE "MINIMUM CONDITION"). FOR THE PURPOSE OF DETERMINING WHETHER THE MINIMUM CONDITION IS MET, THE TRUST SHARES WILL BE COUNTED, IF TENDERED. THE OFFER IS ALSO SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON THE PURCHASER'S OBTAINING FINANCING. SEE SECTIONS 1, 13 AND 14 OF THE OFFER TO PURCHASE.

     Following consummation of the Offer, the Purchaser currently intends to cause the Company to merge with and into the Purchaser (the "Merger"), with the Purchaser continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (including Trust Shares but excluding any other Shares held by the Purchaser or any subsidiary of the Purchaser or in the treasury of the Company, which will be canceled with no payment being made with respect thereto, and other than Shares ("Dissenting Shares"), if any, held by shareholders who perfect their appraisal rights under the Ohio General Corporation Law (the "GCL")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $9.50 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. Certain tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     As of the date of this Offer to Purchase, the Purchaser beneficially owns 44,365,400 Shares (excluding Trust Shares), which represents approximately 87.6% of the outstanding Shares. Upon consummation of the Offer, the Purchaser will own at least 90% of the outstanding Shares and, under the GCL, will be able to cause the Merger to occur without a vote of the Company's shareholders.

     If the Minimum Condition is not met, the Purchaser currently intends to terminate the Offer without purchasing any Shares. In that event, the Purchaser may (i) leave the Company as a publicly held corporation, (ii) engage in certain open market or privately negotiated purchases of Shares to increase the Purchaser's ownership to at least 90% of the outstanding Shares and effect a short-form merger under the GCL, or (iii) cause the Company to call a special meeting of shareholders to approve a merger and vote all of its Shares in favor of approval of the merger, which will require the filing with the Commission of certain disclosure materials prior to adoption of the merger by the Purchaser. If the purchaser terminates the Offer, any purchases made by the Purchaser may be at prices less than $9.50, and the consideration shareholders receive in any merger may be less than $9.50.

     No assurance can be given as to whether or when any merger of the Company with the Purchaser will be consummated and, similarly, no assurance can be given as to whether or when any consideration will be paid to shareholders who do not tender their Shares into the Offer. In no event will any interest be paid on the Merger Consideration. If the Purchaser were to leave the Company public, shareholders would receive no cash for their Shares from the Purchaser, and the trading price for the Shares could decline, including down to a price at or below which the Shares were trading prior to the time that the Purchaser announced its intention to commence the Offer. If the Purchaser were to pursue either of the actions set forth in clauses (ii) or (iii) above, it could take considerably longer for shareholders to receive any consideration for their Shares than if they had tendered their Shares into the Offer, and shareholders may receive less consideration than is being offered hereunder.

     The Purchaser reserves the right, however, in its sole discretion, to extend the Offer in order to meet the Minimum Condition or any other condition.

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, there are 50,644,651 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company Form 10-K"), stock options ("Options") to purchase 2,943,881 Shares are outstanding. As of June 25, 1999, there were 122 shareholders of record.

     No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's shareholders. See Section 10.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     On August 14, 1996, the Company completed its initial public offering of 7,475,000 Shares at a price per Share of $16.50. Prior to its initial public offering, the Company was a wholly owned subsidiary of the Purchaser. Following completion of the Company's initial public offering, the Purchaser continued to own 43,100,000 Shares, or approximately 85.2% of the then outstanding Shares.

     On May 2, 1997, the Purchaser announced its intention to acquire up to 2,000,000 additional Shares in open market transactions. On May 7, 1997, the Purchaser purchased 1,114,200 Shares at $9.125 per Share, and on May 8, 1997, the Purchaser purchased an additional 151,200 Shares at $8.85 per Share. At the time of these purchases, and again in the summer of 1998, the Purchaser disclosed publicly that it intended to continually review its equity position in the Company, including, among other alternatives, the possible acquisition of the remaining Shares it did not already own (the "Publicly Held Shares").

     In mid-February 1999, as part of a strategic review of the Purchaser's entire business, the Purchaser began to consider a range of alternatives with respect to its investment in the Company, including the possibility of making an offer to purchase all or a portion of the Publicly Held Shares by tender offer, merger or otherwise. At this time, the Purchaser had not determined whether to pursue any transaction.

     On February 24, 1999, at a regularly scheduled meeting of the Board of Directors of the Company, representatives of the Purchaser, including the officers of the Purchaser who are also directors of the Company, discussed with the Board of Directors of the Company that the Purchaser was considering a number of options with respect to its investment in the Company, including the possibility of making an offer to acquire the Publicly Held Shares. These representatives of the Purchaser suggested that the Board of Directors of the Company form a special committee of directors that were neither affiliated with the Purchaser nor officers of the Company (the "Special Committee") to represent the unaffiliated holders of Shares in considering any proposal by the Purchaser that might be forthcoming. The Purchaser also suggested that the Special Committee retain its own legal counsel and financial advisor to assist the Special Committee in conducting its evaluation.

     At this meeting, the Board of Directors of the Company adopted a resolution forming the Special Committee. Messrs. Preston B. Heller, Jr., Christos M. Cotsakos and Aureliano Gonzalez-Baz were appointed as members of the Special Committee. The Special Committee then retained outside legal and financial advisors.

     In mid-March 1999, the Purchaser retained Merrill Lynch to render financial advisory services to the Purchaser in connection with a possible acquisition of the Publicly Held Shares by tender offer, merger or otherwise. Merrill Lynch is an internationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and other purposes. Merrill Lynch was selected by the Purchaser because of its expertise, reputation and familiarity with the Purchaser, the Company and their respective businesses and with transactions similar to the Offer.

     From March until late April 1999, the Purchaser and Merrill Lynch conducted financial due diligence on the Company. This due diligence consisted of evaluating publicly available information about the Company, publicly available information about comparable companies and comparable transactions and internally generated analyses provided by the Purchaser, which analyses included, in part, information provided by the Company.

     On April 30, 1999, representatives of the Purchaser and representatives of Merrill Lynch participated in a telephonic working session regarding the desirability of acquiring the Publicly Held Shares and making a proposal to the Special Committee. During the working session, representatives of the Purchaser and Merrill Lynch discussed their preliminary financial due diligence reviews to date and the additional due diligence investigations still needed to be done. The working session also included a preliminary discussion of approaches to valuation of the Company, as well as whether or not the proposal being considered by the Purchaser was comparable to similar transactions in the industry served by the Company or similar transactions in other related industries, and whether or not there are any companies comparable to the Company. The working group also reviewed the projections of the Company and internally generated analyses provided by the Purchaser and discussed whether the Company's projections were reasonable or attainable. Representatives of the Purchaser and Merrill Lynch also discussed the possible assertions that the Special Committee's representatives and financial advisors could make with respect to the financial valuation of the Company in order to negotiate for a higher offer price. While various written materials were reviewed in connection with such discussions, at no time during its due diligence investigation or subsequent negotiations with the financial advisor to the Special Committee did Merrill Lynch provide to the Purchaser, and the Purchaser did not ask for, any opinion relating to the consideration proposed to be offered by the Purchaser to the holders of the Publicly Held Shares.

     During May 1999, the Purchaser and Merrill Lynch continued their due diligence investigation of the Company, including being present during on-site investigations by the Special Committee's financial advisor at the Company's offices in early May. On May 18, 1999, representatives of the Purchaser and Merrill Lynch further discussed the valuation analysis of the Company that could be utilized in discussions with the Special Committee or its financial advisor.

     In late May 1999, Merrill Lynch, on behalf of the Purchaser, contacted the Special Committee's financial advisor to request a meeting to discuss the valuation analysis of the Company. The Special Committee's financial advisor declined Merrill Lynch's request to meet, but asked Merrill Lynch to have the Purchaser provide a valuation proposal to which they could respond.

     In early June 1999, the Purchaser directed Merrill Lynch to advise the Special Committee's financial advisor that the Purchaser might contemplate making an offer in the $7.50 to $8.50 range. At that time, that valuation range represented a range of premiums of 26% to 43% over the Company's market price of $5.94. Subsequently, the Special Committee, through its financial advisor, notified Merrill Lynch that this range was not acceptable to the Special Committee and that there was no reason to meet based on the valuation range that Merrill had presented.

     On June 9, 1999, an article appeared in the American Banker stating that the Company might be sold for $12.00 to $14.00 per Share. The source of this speculation was not identified in the article. Over the next five trading days, the Company's closing stock price increased from $6.25 to $7.38, an increase of 18%, on above-average trading volume.

     Following further discussions between Merrill Lynch and the Special Committee's financial advisor regarding valuation methodology and issues pertinent to the Purchaser's and the Special Committee's respective positions, the Purchaser indicated that it might consider an improved valuation of $9.00 to $9.25. Following further discussions, the Purchaser directed Merrill Lynch to communicate the Purchaser's willingness to pursue discussions at the high end of this range to the Special Committee's financial advisor. The Special Committee's financial advisor notified Merrill Lynch that the Special Committee again rejected the Purchaser's proposal for discussions at that level of value.

     On June 21, 1999, Merrill Lynch notified the Special Committee's financial advisor that the Purchaser was prepared to further increase its contemplated valuation to $9.50, and that continued failure of the Special Committee to pursue discussions on this basis would necessitate the Purchaser's making its cash proposal available directly to the Company's shareholders for their consideration.

     Early in the morning on June 22, 1999, the Special Committee's financial advisor notified Merrill Lynch that the Special Committee had rejected the Purchaser's proposal for discussions at the $9.50 level of value. Later that morning, after further discussions with Merrill Lynch regarding the Purchaser's range of alternatives with respect to the Company, including the possibility of leaving the Company public, the Purchaser determined that it would propose to acquire the Publicly Held Shares, despite not receiving the support of the Special Committee, and issued a press release announcing its intention to commence the Offer.

     On June 23 and June 24, 1999, various telephonic conversations occurred between and among members of the Special Committee, representatives of the Purchaser, the Special Committee's financial advisor and Merrill Lynch regarding the valuation of the Company and whether or not a meeting of the parties was warranted.

     The Purchaser commenced the Offer on June 28, 1999.

FAIRNESS OF THE OFFER AND THE MERGER TO UNAFFILIATED SHAREHOLDERS

     Because the Purchaser currently owns approximately 87.6% of the outstanding Shares, the Purchaser is deemed an "affiliate" of the Company under Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the Purchaser has considered the fairness of the Offer to the shareholders of the Company, other than itself, and, in connection with the Offer, the Purchaser has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3").

     The Purchaser believes that the Offer is fair to the unaffiliated holders of Shares. In concluding that the Offer is fair to such shareholders, the Purchaser has considered, among other matters, (i) that the $9.50 per Share Offer price represents a premium of (a) $3.56, or 60%, over the closing sales price of $5.94 per Share as reported by the New York Stock Exchange (the "NYSE") on June 4, 1999, prior to the publication of the American Banker article which speculated that the Company might be sold, (b) $3.22, or 51%, over the Company's 30-day average closing price of $6.28 prior to the public announcement of the Purchaser's intention to commence the Offer, and (c) $1.81, or 24%, over the closing sales price of $7.69 per Share as reported by the NYSE on June 21, 1999, the date prior to the announcement by the Purchaser of its intention to commence the Offer; (ii) the recent and historical market prices of the Shares since the Company became a public company in August 1996; (iii) the Purchaser's evaluation of competitive trends and other conditions in the markets in which the Company operates; (iv) the Purchaser's knowledge of the business, historical results of operations and the properties, assets and earnings of the Company and its recent financial and operating performance; (v) the Company's historical underperformance (in terms of its historical compound growth rates and revenue, EBITDA and net income performance margins) relative to management's budgets and median "Street" estimates, and its underperformance in comparison to its competitors and the processing industry in general; (vi) the per Share price of $16.50 ($15.38 net of underwriting discounts) received by the Company from the sale of 7,475,000 Shares in the August 1996 initial public offering; (vii) the per Share prices paid by the Purchaser ranging from $8.85 to $9.125 to acquire 1,265,400 Shares in the open market in May 1997; (viii) that the Shares have been trading for a considerable amount of time with no tangible increase in the per Share trading price; (ix) the fact that the Purchaser already beneficially owns 87.6% of the outstanding Shares; (x) that the Purchaser and the Special Committee were unable to negotiate a mutually acceptable merger agreement, including the appropriate range of values for the Shares, and that the Offer and the Merger have not been approved by the Special Committee; (xi) that the Offer is an all-cash offer for all Publicly Held Shares, which the holders thereof can accept or reject voluntarily; and (xii) that the Offer provides shareholders who are considering selling their Shares with the opportunity to do so without incurring the transaction costs typically associated with market sales.

     The foregoing discussion of the information and factors considered by the Purchaser is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its determination of the Offer price and its evaluation of the fairness of the Offer, the Purchaser did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Purchaser viewed its position as being based on the totality of the information presented to and considered by it. On balance, however, the Purchaser viewed the factors in items (i) through (v), (viii) and
(ix) as favorable to its decision, the matters set forth in items (vii), (xi) and (xii) as being influential, and the factors in items (vi) and (x) as unfavorable to its decision. In particular, the Purchaser considered that the Offer price of $9.50 per Share represents a premium over the price at which the Shares were trading immediately prior to the date of commencement of the Offer and an even larger premium over recent historical trading prices.

     Because the Board of Directors of the Company, at the Purchaser's suggestion, did form the Special Committee to consider the Purchaser's proposal, which Special Committee was comprised of all of the independent directors of the Company, none of whom were officers or employees of the Company, the Purchaser or their respective affiliates, and the Special Committee engaged independent counsel and a financial advisor, each of whom acted on behalf of, and in the interests of, the Company's unaffiliated shareholders, the Purchaser did not suggest to the Special Committee that it, and the Special Committee did not, retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders of the Company for the purpose of negotiating the terms of the Offer.

     The Purchaser has not received, nor sought to obtain, any report, opinion or appraisal from an outside party, including, without limitation, an opinion from an investment banker, relating to the consideration or fairness of the consideration offered to the unaffiliated shareholders of the Company in the Offer and the Merger or the fairness of the Offer and the Merger to the Company, the Purchaser or any unaffiliated shareholders of the Company.

     The Purchaser cautions and strongly urges the Company's shareholders that they must view all of the opinions, views, beliefs and recommendations contained herein within the context of the associations and affiliations, if any, of the persons giving such opinions, views, beliefs and recommendations with either the Company or the Purchaser or both. The opinions, views, beliefs and recommendations contained herein do not purport to be the only ones possible, and none of them are presented as objectively correct. In the final analysis, the adequacy, fairness and acceptability of the Offer are for each shareholder to decide in the manner that each shareholder believes best. Consequently, the Purchaser strongly urges the Company's shareholders that they should ultimately make their own decision as to the acceptability of the Offer based on all of the available information.

PURPOSE AND STRUCTURE OF THE TRANSACTION

     The purpose of the Offer and the Merger is to enable the Purchaser to acquire the entire equity interest in the Company. The Purchaser determined to make the proposal to acquire the entire equity interest in the Company for several reasons. First, the changes in the merchant processing industry altered many of the original motivations for the offering of the Shares in August 1996. Among other things, the Purchaser's management perceived that conflicts were arising between the Purchaser's evolving retail and commercial bank strategy of customer orientation and integrated product delivery and the orientation of the Company as a "monoline" company (i.e., a company that focuses on a single line of business). Thus, the Company's desire to enter into merchant processing relationships with particular customers only when the merchant processing relationship is profitable had been determined in some instances to be potentially inconsistent with the Purchaser's objective of delivering a full array of banking services to particular customer relationships when such relationships, taken as a whole, are profitable. Additionally, due in part to increasing concentration and price competition in the merchant processing industry, the market value of the Company's stock, and that of stocks in the merchant processing industry generally, since 1996, have compared unfavorably to the market values prevailing in the financial services industry generally, including values of the stocks of major bank holding companies such as the Purchaser, and the sector multiples between these segments of the financial services industry have converged in recent years. Management of the Purchaser also had begun to reconsider the original strategy of using acquisitions to grow the business of the Company in light of the increasing concentration in the merchant processing industry and the consequent reduction of acquisition opportunities and the increased pricing levels of acquisitions.

     In determining to purchase the Shares at this time, the Purchaser focused on a number of factors, including the conflicts that have arisen between the interest of public shareholders in the Company's near-term earnings results and the Company's long-term business strategy to solidify and enhance its position in the merchant processing industry. The Company's long-term business strategy to solidify and enhance its position in the merchant processing industry will require significant capital investments in technology and origination capabilities, which in the Purchaser's view, could adversely affect near-term earnings and the trading price of the Shares.

     The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Publicly Held Shares from the public shareholders to the Purchaser and to provide cash to the holders of Shares. Prior to determining to proceed with the Offer to be followed by the Merger, the Purchaser also considered acquiring the remaining equity interest it did not already own through open-market purchases to be followed by a merger or through a one-step merger transaction.

     The Purchaser rejected open-market purchases to be followed by a merger because open-market purchases would not be as efficient as a tender offer and would not guarantee that all holders of Shares would receive the same amount of consideration for their Shares.

     The Purchaser rejected a one-step merger because the Purchaser currently owns only approximately 87.6% of the outstanding Shares and could not effect a short-form merger without owning at least 90% of the outstanding Shares. Consequently, it would take significantly longer to provide cash to holders of Shares without first acquiring additional Shares in the Offer. In addition, unlike a merger, under the GCL, the approval of the Board of Directors of the Company is not required for the Purchaser to commence a tender offer. Consequently, once the Special Committee determined not to accept the Purchaser's proposal, pursuing the Offer enabled the Purchaser potentially to acquire the entire equity interest in the Company without the approval of the Board of Directors of the Company or any committee thereof if all of the Publicly Held Shares are acquired in the Offer. Finally, the Purchaser can pursue the Offer without any material assistance from the Company.

     Following completion of the Offer, the Purchaser currently intends to acquire any remaining equity interest in the Company not then owned by the Purchaser by consummating the Merger. Under the GCL, to effect the Merger, whether or not the Merger is a short-form merger, an agreement of merger must be approved by the Board of Directors of each of the Purchaser and the Company. If the Purchaser does not acquire all of the Publicly Held Shares in the Offer, the Purchaser currently intends to cause the Board of Directors of the Company to approve an agreement of merger in order to comply with the GCL.

     If the Minimum Condition is not met, the Purchaser currently intends to terminate the Offer without purchasing any Shares. In that event, the Purchaser may (i) leave the Company as a publicly held corporation, (ii) engage in certain open market or privately negotiated purchases of Shares to increase the Purchaser's ownership to at least 90% of the outstanding Shares and effect a short-form merger under the GCL, or (iii) cause the Company to call a special meeting of shareholders to approve a merger and vote all of its Shares in favor of approval of the merger, which will require the filing with the Commission of certain disclosure materials prior to adoption of the merger by the Purchaser. If the Purchaser terminates the Offer, any purchases made by the Purchaser may be at prices less than $9.50, and the consideration shareholders receive in any merger may be less than $9.50.

     No assurance can be given as to whether or when any merger of the Company with the Purchaser will be consummated and, similarly, no assurance can be given as to whether or when any consideration, will be paid to shareholders who do not tender their Shares into the Offer. In no event will any interest be paid on the Merger Consideration. If the Purchaser were to leave the Company public, shareholders would receive no cash for their Shares from the Purchaser, and the trading price for the Shares could decline, including down to a price at or below which the Shares were trading prior to the time that the Purchaser announced its intention to commence the Offer. If the Purchaser were to pursue either of the actions set forth in clauses (ii) or (iii) above, it would take considerably longer for shareholders to receive any consideration for their Shares than if they had tendered their Shares into the Offer, and shareholders may receive less consideration than is being offered hereunder.

     The Purchaser reserves the right, however, in its sole discretion, to extend the Offer in order to meet the Minimum Condition or any other condition.

EFFECTS OF THE OFFER AND THE MERGER

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to NYSE listing, and registration under the Exchange Act. See Section 7. For a discussion of certain tax consequences related to the Offer, see Section 5.

     Following the consummation of the Offer, if the Merger is not consummated, the Purchaser will be able to continue to influence decisions of the Board of Directors of the Company. This concentration of influence in one shareholder may adversely affect the market value of the Shares. In addition, shareholders of the Company, other than those affiliated with the Purchaser, will continue to lack sufficient voting power to elect directors or to cause other actions to be taken which require majority shareholder approval. If, for any reason the Offer is terminated or, following completion of the Offer, the Merger is not consummated, the Purchaser reserves the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all of the Shares owned by the Purchaser.

     Following the Offer and the Merger, the interest of the Purchaser in the Company's net book value and net income will be 100%. The Purchaser will thereafter benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company's operations. Conversely, following the Offer and the Merger, persons who were shareholders of the Company immediately prior to the Offer and the Merger will no longer have the opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth.

     At the Effective Time, (i) the Company will merge with and into the Purchaser, with the Purchaser remaining as the Surviving Corporation, and the separate corporate existence of the Company will cease, (ii) all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser will vest in the Surviving Corporation, and (iii) all obligations, duties, debts and liabilities of the Company and the Purchaser will be the obligations, duties, debts and liabilities of the Surviving Corporation. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation and the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation. The officers of the Purchaser prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation.

     The Purchaser is not offering to acquire outstanding Options in the Offer. Each holder of an Option that is vested may exercise such Option prior to the consummation of the Offer, and the Shares received upon such exercise may be tendered pursuant to the Offer. It is the Purchaser's intention that each Option outstanding immediately prior to the consummation of the Merger will no longer be exercisable for the purchase of Shares but will, at the Purchaser's discretion, either (i) entitle each holder thereof, in cancellation and settlement therefor, to a cash payment promptly after the consummation of the Merger equal to the product of (x) the total number of Shares subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option, or (ii) be converted into an option to purchase common stock of the Purchaser ("Purchaser Shares"). If the Purchaser elects to convert Options into options to purchase Purchaser Shares, each Option would be converted into an option to acquire a number of the Purchaser Shares equal to (a) the number of Shares subject to such Option multiplied by (b) the Conversion Fraction (defined below). The exercise price applicable to such option would be equal to (x) the exercise price applicable to the Option divided by (y) the Conversion Fraction. The Conversion Fraction would have a numerator equal to the Merger Consideration (per Share) and a denominator equal to the closing price for Purchaser Shares on the day the Merger becomes effective.

     The Purchaser currently intends to seek to retain all management and other personnel employed by the Company, to retain the Company's headquarters and other facilities at their present locations, and except for the Company's Stock Option Plan and the Company Non-employee Directors Stock Option Plan, continue the Company's employee benefit plans for the foreseeable future. See Section 10.

                                   THE OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will, as soon as practicable after the Expiration Date (as defined below), accept for payment and thereby purchase all Shares validly tendered on or prior to such Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. The Offer will remain open until 12:00 midnight, New York City time, on Monday, July 26, 1999 (the "Expiration Date"), unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, will expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See
Section 4.

     The Purchaser reserves the right, in its sole discretion, at any time and from time to time (but shall not be obligated), to extend the Offer for any reason by giving oral or written notice to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (i) delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for such Shares pending receipt of any regulatory or governmental approvals specified in Section 14; (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 13 has not been satisfied or upon the occurrence of any event specified in Section 13; (iii) waive any condition; or
(iv) otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

     The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 13. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service and making any appropriate filings with the Commission.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to shareholders. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In accordance with the GCL, the Company furnished the Purchaser with its shareholder list for the purpose of disseminating the Purchaser's Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials have been mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 13. See Sections 1 and 13. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section
14. See Section 14.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Purchaser reserves the right to assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or an Agent's Message in connection with a book-entry delivery of Shares), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for Shares not tendered or not accepted for purchase are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of gross proceeds payable to such shareholders pursuant to the Offer. To prevent backup federal income tax withholding, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser, and each of them, as such shareholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such shareholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders (whether or not adjourned) or acting by written consent without a meeting in respect of such Shares.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

     The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of the Purchaser or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 26, 1999.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to exercise and duly exercises withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and such shareholder's tax basis for the Shares tendered in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

     A holder of Shares who perfects his appraisal rights in the Merger, if any, under the GCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per Share at the Effective Time. Ordinary interest income and/or capital gain or (capital loss), assuming that the Shares were held as capital assets, should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of Options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Code (such as financial institutions, insurance companies, tax-exempt entities, dealers in securities and regulated investment companies).

     THE FOREGOING SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED ON UNITED STATES FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

     According to the Company Form 10-K, the Shares are traded on the NYSE under the symbol "NAP." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE as reported in the Company Form 10-K with respect to calendar periods occurring in 1997 and 1998, and as reported thereafter by published financial sources with respect to the first two calendar quarters of 1999.

                           NATIONAL PROCESSING, INC.

                                                              HIGH      LOW
                                                              ----      ---
1997
First Quarter...............................................  $16 1/8   $ 7 7/8
Second Quarter..............................................   11 1/4     6 3/4
Third Quarter...............................................   11 5/8     9 1/8
Fourth Quarter..............................................   11 11/16   9 3/8
1998
First Quarter...............................................  $12 1/2   $ 9 3/4
Second Quarter..............................................   12 15/16   9 1/2
Third Quarter...............................................   11 5/16    6 9/16
Fourth Quarter..............................................    7 1/16    5 7/16
1999
First Quarter...............................................  $ 6 7/8   $ 4 1/2
Second Quarter (through June 25, 1999)......................   10 1/8     4 3/8

     On June 21, 1999, the last full day of trading prior to the Purchaser's announcement of its intention to commence the Offer, according to published sources, the reported closing price on NYSE for the Shares was $7.69 per Share. The Share Offer price represents a premium of (a) $3.56, or 60%, over the closing sales price of $5.94 per Share as reported by the New York Stock Exchange (the "NYSE") on June 4, 1999, prior to the publication of the American Banker article which speculated that the Company might be sold, (b) $3.22, or 51%, over the Company's 30-day average closing price of $6.28 prior to the public announcement of the Purchaser's intention to commence the Offer, and (c) $1.81, or 24%, over the closing sales price, on June 21, 1999. On June 25, 1999, the last full trading day prior to the date of this Offer to Purchase, according to published sources, the reported closing price on NYSE for the Shares was $10.13 per Share.

     According to the Company's Form 10-K, the Company has never declared or paid cash dividends on its Shares.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of Publicly

Held Shares falls below 600,000, the number of holders of Shares falls below 100 or the aggregate market value of such Publicly Held Shares falls below $5,000,000. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the obligation to file reports pursuant to Sections 13 and 15(d), the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for stock exchange listing or NYSE market reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for listing on the NYSE and the registration of the Shares under the Exchange Act will be terminated.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is an Ohio corporation with its principal executive offices located at 1231 Durrett Lane, Louisville, Kentucky 40285-0001. The following description of the Company's business has been derived from the Company Form 10-K and is qualified in its entirety by reference to the Company Form 10-K:

     The Company, through its wholly-owned operating subsidiary, National Processing Company, is a provider of low-cost, high-volume transaction processing services and customized processing solutions. Deploying technology and applications software, the Company currently provides products and services which include (i) processing of card transactions and check transactions for merchants and other commercial businesses, (ii) outsourcing of administrative and financial functions for corporations seeking to reduce overhead costs, and (iii) ticket processing and settlement for providers of travel-related services.

     On August 14, 1996, the Company completed its initial public offering of 7,475,000 Shares at $16.50 per Share, with net proceeds to the Company of $110,390,000. Prior to its initial public offering, the Company was a wholly-owned subsidiary of the Purchaser. Following completion of the Company's initial public offering, the Purchaser continued to own 43,100,000 Shares, or approximately 85.2% of the then outstanding Shares. On May 2, 1997, the Purchaser announced its intent to acquire up to 2,000,000 additional Shares in open market transactions in accordance with applicable federal and state laws and regulations. On May 7, 1997, the Purchaser purchased 1,114,200 Shares at a price of $9.125 per Share, and on May 8, 1997, the Purchaser purchased 151,200 Shares at a price of $8.85 per Share. As of June 28, 1999, the Purchaser continues to own 44,365,400 Shares, or approximately 87.6% of the outstanding Shares.

     In addition, the directors and officers of the Purchaser set forth in
Schedule I own the number of Shares indicated therein. To the knowledge of the Purchaser, such persons intend to tender their Shares into the Offer. Neither the Purchaser nor any of the persons listed in Schedule I hereto makes any recommendation to the shareholders of the Company regarding the Offer.

     The Company is included in the consolidated federal income tax return of the Purchaser. The Purchaser's policy is to allocate income taxes to its subsidiaries on a separate return basis. The Company paid taxes to the Purchaser in the amounts of $5.2 million, $14.4 million and $18.9 million for fiscal years 1998, 1997 and 1996, respectively.

     Through National City Bank of Kentucky, a wholly-owned subsidiary of the Purchaser ("NCBK"), which serves as a member bank for the Company, the Company is registered with VISA(R) and Mastercard(R) as a certified processor and member service provider. The Company also uses the proof and transit department of NCBK to provide processing for remittances. The charges for these services were $3.6 million in 1998, $5.5 million in 1997 and $4.1 million in 1996.

     The Company participates in the Purchaser's Savings and Investment Plan, a qualified salary reduction profit-sharing plan within the meaning of Section 401(k) of the Code provided by the Company for eligible employees, as well as the Purchaser's Executive Savings Plan, a similar non-qualified salary reduction profit-sharing plan provided by the Company for key officers of the Company or its subsidiaries designated from time to time by the Company's compensation committee.

     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Company Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 (the "Company Form 10-Q"). More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                           NATIONAL PROCESSING, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                     FOR THE THREE        FISCAL YEAR ENDED
                                                     MONTHS ENDED            DECEMBER 31,
                                                       MARCH 31,      --------------------------
                                                         1999          1998      1997      1996
                                                     -------------    ------    ------    ------
                                                      (UNAUDITED)
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues...........................................     $124.4        $483.2    $405.7    $373.7
Other Income.......................................         --           4.0        --       3.9
Operating Expenses.................................       60.5         242.5     193.4     182.3
Wages and Other Personnel Expenses.................       31.1         126.9     101.6      83.2
General and Administrative Expenses................       16.8          66.8      50.8      49.0
Restructuring Charges and Impairment Loss..........       76.1            --      13.3        --
Depreciation and amortization......................        7.1          26.8      17.8      12.8
                                                        ------        ------    ------    ------
Income (Loss) from Operations......................      (67.2)         24.2      28.8      50.3
Net Interest Income................................         --           0.9       4.0       2.8
                                                        ------        ------    ------    ------
Income (Loss) Before Taxes.........................     $(67.2)       $ 25.1    $ 32.8    $ 53.1
Provision for Income Taxes.........................        1.0           9.8      11.7      21.7
                                                        ------        ------    ------    ------
Net Income (Loss)..................................     $(68.2)       $ 15.3    $ 21.1    $ 31.4
                                                        ======        ======    ======    ======
Basic and Diluted Net Income (Loss) per Common
  Share............................................     $(1.35)       $  .30    $  .42    $  .68
                                                        ======        ======    ======    ======
BALANCE SHEET DATA
Working Capital....................................     $ 74.2        $ 72.4    $ 79.3    $178.8
Goodwill...........................................      103.9         171.4     170.3      70.6
Total Assets.......................................      470.9         512.4     523.3     418.6
Total Liabilities..................................      186.4         159.8     186.4     102.9
Shareholders' Equity...............................     $284.5        $352.7    $336.8    $315.7
Book Value per Share(1)............................     $  5.61       $  6.96   $  6.64   $  6.85

---------------
(1) Book Value per Share has been calculated by dividing Shareholders' Equity by
    50.7 million Shares outstanding for the quarter ending March 31, 1999 and for fiscal years ended December 31, 1998 and 1997, and by 46.1 million Shares outstanding for fiscal year ended December 31, 1996, as such numbers of Shares outstanding were set forth in the Company Form 10-K and the Company Form 10-Q.

     The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the

Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. Shares of the Company are traded on the NYSE. Reports, proxy statements and other information concerning the Company also should be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     In the course of the discussions between representatives of the Purchaser and the Company, certain forecasts of future operating performance were furnished to the Purchaser's representatives.

     THESE FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THESE FORECASTS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO THE PURCHASER BY THE COMPANY, AND THE PURCHASER ASSUMES NO RESPONSIBILITY FOR THEIR ACCURACY. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE FORECASTS ARE BASED UPON A VARIETY OF ASSUMPTIONS (NOT ALL OF WHICH WERE STATED THEREIN AND NOT ALL OF WHICH WERE PROVIDED TO THE PURCHASER) RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND THE PURCHASER. THERE CAN BE NO ASSURANCE THAT THE FORECASTS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PROJECTIONS SET FORTH BELOW SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ITS REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED.

     Set forth below is a summary of these projections. The projections should be read together with the financial statements of the Company referred to herein.

     The Company provided the Purchaser with a forecast dated April 22, 1999 (the "Forecast"), of its income statement for the fiscal years ending December 31, 1999 through 2004, which estimated total revenues, gross profit and net income for its core retained businesses as follows (dollars in millions):

                                                FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------
                                       1999     2000     2001     2002     2003     2004
                                      ------   ------   ------   ------   ------   ------
Total Revenues......................  $363.5   $402.8   $444.4   $493.3   $545.1   $605.4
Gross Profit........................   123.8    130.7    137.8    149.0    164.3    183.9
Net Income..........................    31.9     38.9     44.5     50.9     59.9     72.3

The Forecast was prepared by the Company's management in the ordinary course of the Company's annual budgeting process and makes certain assumptions with respect to revenue growth, profit margins, operating expenses (including general and administrative expenses), depreciation and amortization, net interest expense and certain other future conditions.

     In contemplation of making its proposal, the Purchaser, among other things, reviewed these financial projections. The Purchaser, as a majority owner of the Company since its August 1996 initial public offering and a 100% owner prior thereto, is very familiar with the Company's business and operations, its financial performance relative to its competitors and the processing industry in general.

     In analyzing the Company's ability to achieve its financial projections and determining the appropriate value for the Company, the Purchaser considered the Company's historical underperformance relative to management budgets and median "Street" estimates as presented by First Call. The Purchaser also noted that the projected revenue, gross profit and EBITDA growth rates for the years 1999 through 2004 were significantly higher than what the Company had actually achieved (excluding acquisitions) in the years 1996, 1997 and 1998. In addition, the projected EBITDA margins for 1999 through 2004 were higher than what the Company had actually achieved in 1996, 1997 and 1998. Based on these factors, the Purchaser believed that the Company's financial projections were overly aggressive and unduly optimistic given the Company's operations and current market position.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser is a Delaware corporation with its principal executive offices located at 1900 East Ninth Street, Cleveland, Ohio 44114. The Purchaser is an $85 billion-asset company providing banking and financial services primarily in Ohio, Michigan, Pennsylvania, Kentucky, Indiana and Illinois. The Purchaser's main business lines include retail banking, corporate banking, and fee-based business lines. The Purchaser had revenue of approximately $5.1 billion in 1998.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Purchaser are set forth in Schedule I.

     The Purchaser is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Purchaser's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Purchaser's securities, any material interests of such persons in transactions with the Purchaser and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Purchaser's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Set forth below is certain consolidated financial information with respect to the Purchaser and its consolidated subsidiaries for its fiscal years ended and as of December 31, 1998, 1997 and 1996 and the fiscal quarter ended March 31, 1999. More comprehensive financial and other information is included in the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Purchaser's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, and other reports and documents filed by the Purchaser with the Commission, each of which is incorporated herein by reference. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                           NATIONAL CITY CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                 FOR THE THREE                FISCAL YEAR
                                                 MONTHS ENDED             ENDED DECEMBER 31,
                                                   MARCH 31,         -----------------------------
                                                     1999             1998       1997       1996
                                              -------------------    -------    -------    -------
                                                  (UNAUDITED)
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenue...................................       $  1,347          $ 5,291    $ 4,577    $ 4,374
  Net Income................................            351            1,071      1,122        994
  Net income per share -- basic.............           1.09             3.28       3.48       3.00
  Net Income per share -- diluted...........           1.08             3.22       3.42       2.95
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..............................       $ 84,094          $88,246    $75,779    $72,918
  Total deposits............................         52,051           58,247     52,617     53,619
  Stockholders' equity......................          6,257            7,013      6,158      6,216

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) there have been no transactions which would require reporting under the rules and regulations of the Commission between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. THE MERGER; PLANS FOR THE COMPANY

  Statutory Requirements

     In general, under the GCL a merger of two corporations requires the approval of the Board of Directors and the affirmative vote of the holders of two-thirds of all outstanding common shares of each of the corporations desiring to merge. Also, under the GCL, an agreement of merger is required to contain certain statutorily specified matters including the names and form of each corporation involved in the merger, the name of the surviving or new corporation, the terms of the merger and the mode of carrying them into effect. According to the Company's Articles of Incorporation, the Shares are the only securities of the Company which entitle the holders thereof to voting rights.

     The GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company, subject to approval by the Company's Board of Directors. See "Special
Factors -- Purpose and Structure of the Transaction."

  Appraisal Rights

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Shareholders who perfect such rights by complying with the procedures set forth in Section 1701.84 of the GCL ("Section 1701.84") will not be paid any consideration at the time of the Merger and will ultimately have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Ohio trial court and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors; provided, however, that any appreciation or depreciation in market value resulting from the transaction contemplated by an agreement of merger will be excluded. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity and could result in a value that is greater than or less than the price offered pursuant to the Offer and the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE GCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE GCL.

     THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

  Plans for the Company

     Following consummation of the Merger, the Purchaser presently intends to operate the Company's business as currently structured, i.e., through the Company's wholly owned, operating subsidiary, National Processing Company. However, the Purchaser will conduct a further review of the Company's assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, the Purchaser will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. The Purchaser's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company and other factors.

     Except as described in this Offer to Purchase, neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the present dividend rate or the Company's present policy on indebtedness or capitalization, (v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act.

  "Going Private" Transactions

     The Offer constitutes a "going private" transaction under Rule 13e-3 of the Exchange Act. Consequently, the Purchaser has filed with the Commission the
Schedule 13E-3, together with exhibits, in addition to filing with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). Pursuant to Rule 13e-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to the Company's shareholders. See "Special Factors."

11. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer, to cash out the Options and to pay fees and expenses related to the Offer and the Merger is expected to be approximately $70 million. The Purchaser has the available funds on hand needed for the Offer and the Merger.

12. DIVIDENDS AND DISTRIBUTIONS

     If the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of this Offer to Purchase under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of this Offer to Purchase) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 13, the Purchaser, in its sole discretion, may make such adjustments in the per Share price of the Offer and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the number or type of securities offered to be purchased.

     If the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 13, (i) the Offer Price will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering shareholders will (A) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

13. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and/or amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered

Shares and amend or terminate the Offer as to any Shares not then paid for if at any time before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), unless there shall have been validly tendered and not withdrawn prior to the Expiration Date a sufficient number of Shares to satisfy the Minimum Condition.

     Furthermore, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and/or amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may amend or terminate the Offer, if, prior to the time of acceptance of such Shares for payment, any of the following conditions exists:

          (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger,
     (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any material portion of its or the Company's business or assets, or compels the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or the Company's business or assets, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the shareholders of the Company, (iv) imposes any material limitation on the ability of the Purchaser or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company or which would have a material adverse effect on the Company or any of its subsidiaries, taken as a whole, or the value of the Shares, or (v) might result, in the judgment of the Purchaser, in a diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer or the Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company or any of its subsidiaries to the Purchaser or any or its affiliates; or

          (b) there shall be instituted or pending any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having any effect set forth in (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a material adverse change in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the Purchaser, might affect the extension of credit by banks or other lending institutions, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of the Purchaser, a material acceleration or worsening thereof; or

          (d) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company, that in the sole judgment of the Purchaser, is or may be materially adverse to the Company or to the value of the Shares to the Purchaser or any other affiliate of the Purchaser, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or the value of the Shares to the Purchaser or any other affiliate of the Purchaser; or

          (e) unless the Purchaser shall have consented thereto in writing, the Company or any of its subsidiaries shall have, on or after June 28, 1999,
     (i) issued, distributed, pledged or sold, or authorized, proposed or announced the issuance, distribution, pledge or sale of (A) any shares of capital stock (including, without limitation, the Shares), or securities convertible into any such shares, or any rights, warrants, or options to acquire any such shares or convertible securities, other than Shares issued or sold upon the exercise (in accordance with the present terms thereof) of employee stock options outstanding on June 28, 1999 or (B) any other securities in respect of, in lieu of, or in substitution for Shares (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Shares or other securities, (iii) declared or paid any dividend or distribution on any shares of capital stock or issued, or authorized, recommended or proposed the issuance of, any other distribution in respect of the Shares, whether payable in cash, securities or other property, or altered or proposed to alter any material term of any outstanding security, (iv) issued, or announced its intention to issue, any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (v) authorized, recommended, proposed or publicly announced its intention to enter into (A) any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities or disposition of assets or securities other than in the ordinary course of business, (B) any material change in its capitalization, (C) any release or relinquishment of any material contract rights, or (D) any comparable event not in the ordinary course of business, (vi) authorized, recommended or proposed or announced its intention to authorize, recommend or propose any transaction which could adversely affect the value of the Shares, (vii) proposed, adopted or authorized any amendment to its Articles of Incorporation or Code of Regulations or similar organizational documents of the Purchaser shall have learned about any such proposal or amendment which shall not have been previously disclosed or (viii) agreed in writing or otherwise to take any of the foregoing actions; or

          (f) the Company or any of its subsidiaries shall have entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employee as a result of or in connection with the transactions contemplated by the Offer; or

          (g) the Purchaser shall fail to receive all governmental or third party consents and approvals to consummate the Offer which, if not received, would in the aggregate have or be reasonably anticipated to have a materially adverse effect on the Purchaser or the Company or any of their respective subsidiaries, or the Purchaser shall have determined in good faith that consummation of the Offer would cause a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under agreements or other obligations of the Company which would individually or in the aggregate have or be reasonably anticipated to have a material adverse effect on the Purchaser or the Company or any of their respective subsidiaries; or

          (h) the Purchaser and the Company shall have entered into an agreement that the Offer be terminated or amended, or the Purchaser shall have entered into an agreement with the Company providing for a merger or other business combination with the Company, which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement may be made of a material change in, or wavier of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     The Purchaser acknowledges that the Commission believes that (i) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (ii) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

14. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained at all or without substantial conditions or that adverse consequences would not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 13 for a description thereof.

     State Takeover Laws. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     Sections 1707.01, 1707.041, and 1707.042 of the Ohio Revised Code (collectively, the "Ohio Take-Over Act") regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "control bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company, however, need not be incorporated in Ohio.

     The Ohio Take-Over Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities (the "Ohio Division"). In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

     Within five calendar days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Take-Over Act.

     The Purchaser has filed the information required under the Ohio Take-Over Act.

     The Ohio Business Combination Law prohibits certain business combinations and other transactions (each, a "Chapter 1704 Transaction") such as the Merger, between an issuing public corporation (such as the Company) and any "Interested Shareholder" (defined generally as any person that, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors) for a period of three years after the date the person becomes an Interested Shareholder. After such three-year period, a Chapter 1704 Transaction between an issuing public corporation and such Interested Shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 Transaction is approved by certain supermajority shareholder votes.

     The Ohio Business Combination Law restrictions do not apply to a Chapter 1704 Transaction with an Interested Shareholder if either the acquisition of the corporation's shares that would cause the Interested Shareholder to become an Interested Shareholder, or the Chapter 1704 Transaction is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Shareholder became an Interested Shareholder. Prior to 1996, the Company was a wholly-owned subsidiary of the Purchaser. Since the Company's initial public offering, the Purchaser has continued to own more than 85% of the Company's outstanding Shares. Thus, the Ohio Business Combination Law restrictions would not apply to the Purchaser, as the Purchaser has been an Interested Shareholder of the Company since its organization. In addition, the Company's Board of Directors exempted the Purchaser from Chapter 1704 at the time of the Company's initial public offering.

     Section 1701.831 of the GCL provides that any control share acquisition of shares of an issuing public corporation such as the Company shall be made only upon prior approval of a majority of shareholders present (in person or in proxy) and voting at a special meeting held within fifty days from the date the issuing public corporation first received an "acquiring person statement." An acquiring person statement is a statement that is required to be delivered by the person proposing to make a control share acquisition to the issuing public corporation. The acquiring person statement must disclose the identity of the acquiring person, the number of shares held by such person directly or indirectly and a description of the terms of the proposed control share acquisition. The control share acquisition provisions of the GCL do not apply to the Offer or the Merger because the Purchaser currently controls approximately 87.6% of the voting rights of the Company, such interest was acquired in compliance with the provisions of Section 1701.831, and any Shares acquired in the Offer and the Merger will be in the same range of ownership (i.e., a majority or more) currently held by the Purchaser.

     The Supreme Court of the United States, in Edgar v. MITE Corporation, invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 13.

     Antitrust. Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. The acquisition by the Purchaser of 12% of the voting securities of the Company is exempt under 16. C.F.R. @ 802.30 from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

15. CERTAIN FEES AND EXPENSES

     Merrill Lynch is acting as the Dealer Manager in connection with the Offer and as financial advisor to the Purchaser in connection with the proposed acquisition of the Company. The Purchaser has paid to Merrill Lynch a retainer and is obligated to pay aggregate fees of $2,000,000 (including the retainer) upon the consummation of the Offer or any other direct or indirect acquisition of at least 50% of the Publicly Held Shares. In addition, the Purchaser has agreed to reimburse Merrill Lynch for its reasonable expenses incurred in rendering its services under its engagement agreement with the Purchaser and has agreed to indemnify Merrill Lynch against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. Merrill Lynch from time to time renders various investment banking services to the Purchaser and its affiliates for which it is paid customary fees.

     The Purchaser and its affiliates previously have engaged Merrill Lynch in the following capacities: (i) as the lead underwriter for the Purchaser's $300,000,000 5 3/4% Subordinated Notes due February 1, 2009; (ii) as the lead underwriter for the Purchaser's $700,000,000 6 7/8% Subordinated Notes due May 15, 2019; and (iii) as an adviser on various transactions. Merrill Lynch continues to act as the lead underwriting agent in the Purchaser's affiliated bank note program. Additionally, the Purchaser and its affiliates have purchased securities from and entered into derivatives contracts with Merrill Lynch from time to time. Merrill Lynch has received and will receive in the future customary fees for rendering financing and financial advisory services to the Purchaser.

     In the ordinary course of its business, Merrill Lynch engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company and the Purchaser.

     Corporate Investor Communications, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, National City Bank has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred in connection with the transactions contemplated in this Offer to Purchase (other than those related to the financing thereof) will be approximately as set forth below:

Filing fees.................................................      17,524
Printing and mailing fees...................................      75,000
Accounting fees.............................................          --
Legal fees..................................................     250,000
Dealer Manager fees.........................................   2,000,000
Depositary fees.............................................      20,000
Information Agent fees......................................       7,500
Miscellaneous...............................................       4,976
                                                              ----------
     Total..................................................  $2,375,000
                                                              ==========

     None of the foregoing fees will be paid by the Company.

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

16. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, and a Schedule 13E-3, together with exhibits, pursuant to Rule 13e-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1,
Schedule 13E-3 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          NATIONAL CITY CORPORATION

June 28, 1999

                                   SCHEDULE I

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 1900 East Ninth Street, Cleveland, Ohio 44114. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

                    DIRECTORS AND OFFICERS OF THE PURCHASER

     JON E. BARFIELD, Chairman and Chief Executive Officer of Bartech Inc., a provider of contract employment and related staffing services, since 1995. President of Bartech, Inc. from 1981 to 1995. Director of Tecumseh Products Company. Director of the Purchaser since 1998; member of the Audit and Public Policy Committees. Address: The Bartech Group, 17199 N. Laurel Park Drive, Suite 224, Livonia, Michigan 48152-2679. Shares of the Company owned: none.

     JAMES R. BELL III, Executive Vice President, Retail Sales and Distribution, of the Purchaser since 1996. President and Chief Executive Officer of National City Bank of Kentucky, a commercial bank, since 1996. Vice Chairman of National City Bank of Kentucky from 1995 to 1996 and Executive Vice President from 1994 to 1995. Shares of the Company owned: 3,030.

     EDWARD B. BRANDON, Retired as Chairman of the Board of the Purchaser in 1995. Chairman of the Board and Chief Executive Officer of the Purchaser from 1987 to 1995. Director of Premier Industrial Corp., RPM, Inc. and The Standard Products Company. Director of the Purchaser since 1986; member of the Executive and Nominating Committees. Address: 3201 Enterprise Parkway, Suite 470, Beechwood, Ohio 44122-7320. Shares of the Company owned: 4,250.

     JOHN G. BREEN, Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of coatings, since 1980. Director of The Sherwin-Williams Company, The Mead Corporation, Parker-Hannifin Corporation and Goodyear Tire & Rubber Co. Director of the Purchaser since 1979; chairman of the Compensation and Organization Committee and member of the Executive and Nominating Committees. Address: The Sherwin Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1027. Shares of the Company owned: none.

     JAMES S. BROADHURST, Chairman and Chief Executive Officer of Eat'n Park Restaurants, a chain of family restaurants, since 1984. Director of Sheetz, Inc. Director of the Purchaser since 1996; member of the Audit and Compensation and Organization Committees. Address: Eat'n Park Restaurants, 100 Park Manor Drive, Pittsburgh, Pennsylvania 15205-1099. Shares of the Company owned: none.

     JOHN W. BROWN, Chairman, President and Chief Executive Officer of Stryker Corporation, a manufacturer of surgical and medical products, since 1980. Chief Executive Officer of Stryker Corporation from 1977 to 1980. Director of Stryker Corporation, Lunar Corporation and Arthur D. Little. Director of the Purchaser since 1998; member of the Compensation and Organization and Executive Committees. Address: Stryker Corporation, 2725 Fairfield Road, Kalamazoo, Michigan 49002. Shares of the Company owned: none.

     PAUL G. CLARK, Executive Vice President of the Purchaser since 1998. President and Chief Executive Officer of National City Bank of Michigan/Illinois since January 1999. Executive Vice President of National City Bank of Pennsylvania from January 1998 to January 1999. Address: National City Bank of Michigan/Illinois, 211 South Rose Street, Kalamazoo, Michigan 49007. Shares of the Company owned: none.

     DUANE E. COLLINS, President and Chief Executive Officer of Parker Hannifin Corporation, a durable goods manufacturer, since 1993. Director of Parker Hannifin Corporation and The Sherwin-Williams Company. Director of the Purchaser since 1995; member of the Compensation and Organization and

                                      S-I-1

Executive Committees. Address: Parker Hannifin Corporation, 6035 Parkland Boulevard, Mayfield Heights, Ohio 44124. Shares of the Company owned: 2,500.

     SANDRA AUSTIN CRAYTON, President, Physician Management Services, of National Data Corporation and Management Consultant since 1998. President and Chief Executive Officer of Sedona Healthcare Group in 1998. Retired as President, Physician Services, Caremark International, a provider of health care products and services, from 1993 to 1996. Director of Atria Communities, Inc. and Ferro Corporation. Director of the Purchaser since 1990; chairperson of the Investment Committee and member of the Executive Committee. Address: National Data Corporation, One National Data Plaza, Atlanta, Georgia 30329. Shares of the Company owned: none.

     DAVID A. DABERKO, Chairman of the Board and Chief Executive Officer of the Purchaser since 1995. President and Chief Operating Officer of the Purchaser from 1993 to 1995. Director of the Purchaser since 1988; chairman of the Executive and Nominating Committees. Shares of the Company owned: 12,000.

     VINCENT A. DIGIROLAMO, Vice Chairman of the Purchaser since 1995. President and Chief Executive Officer of National City Bank of Indiana from 1992 to 1995. Shares of the Company owned: 3,030.

     DANIEL E. EVANS, Chairman of the Board and Chief Executive Officer of Bob Evans Farms, Inc., a restaurant and food products company, since 1971. Director of the Purchaser since 1992; chairman of the Audit Committee and member of the Compensation and Organization Committee. Address: Bob Evans Farms, Inc., 3776 South High Street, Columbus, Ohio 43207-0863. Shares of the Company owned:
1,000.

     GARY A. GLASER, Executive Vice President of the Purchaser since 1988. Chairman of National City Bank since 1997. President and Chief Executive Officer of National City Bank of Columbus from 1991 to 1997. Address: National City Bank, 155 East Broad Street, Columbus, Ohio 43251. Shares of the Company owned:
1,000.

     THOMAS W. GOLONSKI, Executive Vice President of the Purchaser since 1996. Chairman of National City Bank of Pennsylvania since 1999. President and Chief Executive Officer of National City Bank of Pennsylvania from 1996 to 1999. President of Integra Bank from 1995 to 1996. Executive Vice President, Commercial Banking, of Integra Bank, 1994 to 1995, Chairman and Chief Executive Officer of Integra Bank/North from 1991 to 1993. Address: National City Bank of Pennsylvania, 20 Stanwix Street, 20th Floor, Pittsburgh, Pennsylvania 15222-4802. Shares of the Company owned: 1,000.

     JON L. GORNEY, Executive Vice President, Corporate Operations and Information Services, of the Purchaser since 1993. Senior Vice President of National City Bank since 1988. Shares of the Company owned: 300.

     CLIFFORD L. GREENWALT, Retired as Chairman of Ameren Corporation, a utility holding company, and as President and Chief Executive Officer of Ameren CIPS, a subsidiary of Ameren Corporation. President and Chief Executive Officer of CIPSCO Incorporated from 1990 to 1998. President and Chief Executive Officer of Central Illinois Public Service Company from 1989 to 1998. Director of Ameren Corporation. Director of the Purchaser since 1998; member of the Audit and Investment Committees. Address: 2233 Greenside Drive, Springfield, Illinois 62704. Shares of the Company owned: none.

     JAMES P. GULICK, Senior Vice President and General Auditor of the Purchaser since 1995. Vice President of the Purchaser from 1992 to 1995. Shares of the Company owned: none.

     BERNADINE P. HEALY, M.D., Professor of Medicine and Dean of Ohio State University College of Medicine since September 1995. Sr. Policy Advisor, The Cleveland Clinic Foundation from 1994-1995. Past Director of the National Institutes of Health from 1991 to 1993. Director of Ashland, Inc., Medtronic Inc. and Invacare Corporation. Director of the Purchaser since 1995 and previously a Director from 1989 to 1990; chairperson of the Public Policy Committee and member of the Investment Committee. Address: c/o Valerie Stump, The Cleveland Clinic Foundation, 9300 Euclid Avenue, H18, Cleveland, Ohio 44195-5210. Shares of the Company owned: none.

                                      S-I-2

     DOROTHY A. JOHNSON, President and Chief Executive Officer of the Council of Michigan Foundations, an association of foundations and corporations making charitable contributions, since 1975. Director of The Kellogg Company. Director of the Purchaser since 1998; member of the Nominating and Public Policy Committees. Address: Council of Michigan Foundations, One South Harbor Avenue, Suite 3, Grand Haven, Michigan 49417. Shares of the Company owned: none.

     JEFFREY D. KELLY, Executive Vice President of the Purchaser since 1994. Senior Vice President of the Purchaser from 1990 to 1994. Shares of the Company owned: 1,000.

     HERBERT R. MARTENS, JR., Executive Vice President of the Purchaser since 1997. Chairman and Chief Executive Officer of NatCity Investments, Inc. since 1995. President and Chief Executive Officer of Raffensperger, Hughs & Co., Inc. from 1993 to 1995. Shares of the Company owned: 20,600.

     WILLIAM E. MCDONALD III, Executive Vice President of the Purchaser since 1993. President and Chief Executive Officer of National City Bank since 1997. Shares of the Company owned: 2,000.

     ROBERT J. ONDERCIK, Executive Vice President, Credit Administration, of the Purchaser since 1989. Shares of the Company owned: none.

     PAUL A. ORMOND, President and Chief Executive Officer, HCR Manor Care, Inc., a provider of long-term care, skilled nursing, and rehabilitative services, since 1991. President of Health Care and Retirement Corp. since 1986. Director of HCR Manor Care, Inc. Director of the Purchaser since 1995. Address:
HCR Manor Care, Inc., 333 North Summit Street, P.O. Box 10086, Toledo, Ohio 43699-0086. Shares of the Company owned: none.

     A. JOSEPH PARKER, Executive Vice President, Consumer Finance, of the Purchaser since 1998. Senior Vice President of the Purchaser from 1994 to 1998. Shares of the Company owned: none.

     ROBERT A. PAUL, President and Chief Executive Officer of Ampco-Pittsburgh Corporation, a manufacturer of engineered equipment and steel products, since 1994. President and Chief Operating Officer from 1979-1994. Executive Vice President and Director of the Louis Berkman Company. Director of the Purchaser since 1996; member of the Executive and Investment Committees. Address: Ampco-Pittsburgh Corporation, 600 Grant Street, Suite 4600, Pittsburgh, Pennsylvania 15219-2700. Shares of the Company owned: none.

     THOMAS A. RICHLOVSKY, Senior Vice President and Treasurer of the Purchaser since 1988. Shares of the Company owned: 1,000.

     WILLIAM P. ROEMER, Retired as Chairman of National City Bank of Pennsylvania during 1998. Retired as Chairman of the Board and Chief Executive Officer of Integra Financial Corporation, a diversified financial services corporation, since 1996. Chairman and Chief Executive Officer of Integra Financial Corporation from 1991 to 1996. Director of the Purchaser since 1996; member of the Nominating and Public Policy Committees. Address: National City Center, 20 Stanwix Street -- 20th Floor, Pittsburgh, Pennsylvania 15222-4802. Shares of the Company owned: 5,000.

     FREDERICK W. SCHANTZ, Executive Vice President of the Purchaser since 1999. President and Chief Executive Officer of National City Bank of Kentucky since 1998. President and Chief Executive Officer of the Southwest Region of National City Bank since 1997. President and Chief Executive Officer of National City Bank of Dayton since 1981. Address: National City Bank of Kentucky, 101 South Fifth Street, Louisville, Kentucky 40202. Share of the Company owned: none.

     MICHAEL A. SCHULER, Chairman of the Board, President and Chief Executive Officer of Zippo Manufacturing Company, a manufacturer of lighters and metal products, since 1986. Director of Zippo Manufacturing Company and W.R. Case & Sons Cutlery Company. Director of the Purchaser since 1996; member of the Audit and Public Policy Committees. Address: Zippo Manufacturing Company, 33 Barbour Street, Bradford, Pennsylvania 16701. Shares of the Company owned: none.

                                      S-I-3

     ROBERT G. SIEFERS, Vice Chairman and Chief Financial Officer of the Purchaser since August 1997. Executive Vice President and Chief Financial Officer from 1991 to August 1997. Shares of the Company owned: 10,000.

     STEPHEN A. STITLE, Chairman of the Board of National City Bank of Indiana since 1996. Vice President, Corporate Affairs of Eli Lilly and Company, a pharmaceutical company, from 1993 to 1995. Director of the Purchaser since 1992; member of the Investment, Nominating and Public Policy Committees. Address:
National City Bank of Indiana, 101 West Washington Street, Suite 400E, Indianapolis, Indiana 46255. Shares of the Company owned: none.

     JEROME F. TATAR, Chairman, Chief Executive Officer and President of The Mead Corporation since 1997. President and Chief Operating Officer of The Mead Corporation from 1996 to 1997; Vice President and Operating Officer from 1994 to 1996. Director of The Mead Corporation and Robbins & Meyers, Inc. Director of the Purchaser since 1998. Address: The Mead Corporation, Courthouse Plaza Northeast, Second and Main, Dayton, Ohio 45463. Shares of the Company owned: none.

     MORRY WEISS, Chairman of the Board and Chief Executive Officer of American Greetings Corporation, a greeting card manufacturer, since 1993. President and Chief Executive Officer of American Greetings Corporation from 1987 to 1993. Director of American Greetings Corporation and Barnett Inc. Director of the Purchaser since 1992; member of the Executive, Audit and Nominating Committees.
Address: American Greetings Corporation, One American Road, Cleveland, Ohio 44144-2398. Shares of the Company owned: none.

     DAVID L. ZOELLER, Senior Vice President, General Counsel and Secretary of the Purchaser since 1992. Shares of Company owned: none.

                                      S-I-4

     FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL, PROPERLY COMPLETED AND DULY EXECUTED, WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OF THE COMPANY OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH BELOW:

                        The Depositary for the Offer is:

                               NATIONAL CITY BANK

                   By Mail:                             By Hand/Overnight Delivery:
              National City Bank                             National City Bank
          Corporate Trust Operations                     Corporate Trust Operations
                P.O. Box 94720                             3rd Floor, North Annex
          Cleveland, Ohio 44101-4720                       4100 West 150th Street
                                                           Cleveland, Ohio 44135

                                   Telephone:
                                 (800) 622-6757

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           (888) 976-2663 (toll-free)

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                                  North Tower
                             World Financial Center
                                250 Vesey Street
                         New York, New York 10281-1201
                                 (212) 449-8971